CERTIFICATE OF OWNERSHIP AND MERGER

     Discovery Capital Funding Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

     FIRST: That the Corporation is the owner and holder of all of the issued and outstanding common stock of Bilogic, Inc., a Delaware corporation;

     SECOND: That on April 9, 2001, the following resolutions were approved by the Board of Directors of the Corporation pursuant to Sections 253(a) and (b) of the General Corporation Law of the State of Delaware:

     "RESOLVED, that Bilogic, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, shall merge with and into the Corporation, with the Corporation being the surviving corporation in such merger, with the Corporation assuming all of said subsidiary's debts, liabilities and obligations, and with the effective date of said merger being the date of filing of a Certificate of Ownership and Merger with the State of Delaware pursuant to Section 253(a) of the Delaware General Corporation Law;

     RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

     "FIRST:  The name of the corporation shall be Bilogic, Inc."

     THIRD: That said amendments were duly adopted in accordance with the provisions of Sections 251 and 253 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of the merger described above or the amendment described above.

     IN WITNESS WHEREOF, said Discovery Capital Funding Corporation has caused this certificate to be signed by Dr. Satish Shah, an authorized officer, this 9th day of April 2001.

                                  By: /s/ Dr. Satish Shah
                                  Name: Dr. Satish Shah
                                  Title: President